EXHIBIT 4.4

                            THE SERVICEMASTER COMPANY


                      2001 DIRECTORS STOCK OPTION AGREEMENT

                                 April 27, 2001

     The Company hereby grants to the Optionee as of the Grant Date, pursuant to the provisions of the Plan, the Option to purchase the number of Option Shares specified in the Term Sheet at the Exercise Price per share upon and subject to the terms and conditions set forth below and in the Term Sheet. Capitalized terms not defined herein shall have the meanings specified in the Term Sheet or the Plan.

     1. ACCEPTANCE OF AGREEMENT. Optionee shall accept this Agreement by ------------------------- executing one copy of the related Term
Sheet  and returning an original execution copy to the Company.

     2.   TIME AND MANNER OF EXERCISE OF OPTION.
          -------------------------------------

     2.1. MAXIMUM TERM OF OPTION. In no event may the Option be exercised, in ---------------------- whole or in part, after the Expiration Date.

     2.2. EXERCISE  OF OPTION.  (a) Except as  otherwise  provided  by Sections
          ------------------- 2.2(b)  hereof and by Section   4.6 of the Plan
relating to a Change in Control of the Company, the Option shall become exercisable inaccordance with the Exercise Schedule set forth in the Term Sheet.

     (b) If the Optionee's service as a director of the Company terminates by reason of Disability or death, the Option shall be immediately exercisable with respect to all of the Option Shares on the effective date of the Optionee's termination of service as a director of the Company or date of death and may thereafter be exercised by the Optionee or the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of (i) the date which is two years after the effective date of the Optionee's termination of service as a director of the Company or date of death and (ii) the Expiration Date.

     (c) If the Optionee's service as a director of the Company terminates by reason of retirement on or after age 70 or after a minimum of five years of service as a director of the Company ("Retirement"), or at the request of the Chairman of the Board, the Option shall continue in accordance with its terms and, to the extent the Option shall be or become exercisable with respect to the Option Shares, may thereafter be exercised by the Optionee or the Optionee's Legal Representative until the Expiration Date.

     (d) If the Optionee's service as a director of the Company terminates for any reason other than Disability, death, Retirement or at the request of the Chairman of the Board, the Option shall be exercisable only to the extent it is exercisable on the effective date of the Optionee's termination of service as a director of the Company and may thereafter be exercised by the Optionee or the Optionee's Legal Representative until and including the earliest to occur


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of (i) the date  which is one  year  after  the  effective  date of the
Optionee's termination of service as a director of the Company and (ii) the Expiration Date.

     (e) If the Optionee dies following termination of service as a director of the Company by reason of Disability, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of
(i) the date which is two years after the date of death and (ii) the Expiration Date.

     (f) If the Optionee dies following termination of service as a director of the Company by reason of Retirement or at the request of the Chairman of the Board, the Option shall be immediately exercisable with respect to all of the Option Shares on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of (i) the date which is two years after the date of death and (ii) the Expiration Date.

     (g) If the Optionee dies following termination of service as a director of the Company for any other reason than Disability, Retirement or at the request of the Chairman of the Board, the Option shall be exercisable only to the extent it is exercisable on the date of death and may thereafter be exercised by the Optionee's Legal Representative or Permitted Transferees, as the case may be, until and including the earliest to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

     2.3. METHOD OF EXERCISE. Subject to the limitations set forth ------------------ in this Agreement, the Option may be exercised by the Optionee (1) by giving written notice to the Company specifying the number of whole shares of Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (i) in cash, (ii) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock (which the Optionee has held for at least six months prior to the delivery of such shares or which the Optionee purchased on the open market and in each case for which the Optionee has good title, free and clear of all liens and encumbrances) having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) in cash by a broker-dealer acceptable to the Company to whom the Optionee has submitted an irrevocable notice of exercise or (iv) a combination of (i) and (ii), and
(2) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (ii) - (iv). Any fraction of a share of Stock which would be required to pay such purchase price shall be rounded down and the Optionee will be required to pay the fractional share portion to the next whole share. No certificate representing a share of Stock shall be delivered until the full purchase price therefor has been paid.

     3.   ADDITIONAL TERMS AND CONDITIONS OF OPTION.
          -----------------------------------------

     3.1. NONTRANSFERABILITY OF OPTION. The Option may not be ------------------------------ transferred by the Optionee other than (i) by will or the laws of descent and distribution or (ii) pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted


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by the  foregoing  sentence,  during  the  Optionee's  lifetime  the  Option  is exercisable only by the Optionee or the Optionee's Legal Representative. Except to the extent permitted by the foregoing, the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

     3.2. ADJUSTMENT.  In the  event  of any  stock  split,  stock
          ---------- dividend, recapitalization,  reorganization, merger,
consolidation, combination, exchange  of  shares,   liquidation, spin-off or
other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option and the purchase price per security shall be appropriately adjusted by the Board, such adjustments to be made without an increase in the aggregate Exercise Price. The decision of the Board regarding any such adjustment shall be final, binding and conclusive.

     3.3. DELIVERY OF CERTIFICATES. Upon the exercise of the -------------------------- Option, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of shares purchased against full payment therefor. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery.

     3.4. OPTION CONFERS NO RIGHTS AS SHAREHOLDER. The Optionee ----------------------------------------- shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until purchased and delivered upon the exercise of the Option, in whole or in part, and the Optionee becomes a shareholder of record with respect to such delivered shares; and the Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and delivered.

     3.5. DECISIONS OF BOARD OR A COMMITTEE OF THE BOARD. The Board ---------------------------------------------- or a committee of the
Board shall have the right to resolve all questions which may arise in connection with the Option or its exercise. Any interpretation, determination or other action made or taken by the Board or a committee of the Board regarding the Plan or this Agreement shall be final, binding and conclusive.

     3.6. COMPANY TO RESERVE SHARES. The Company shall at all times ------------------------- prior to the expiration or termination of the Option reserve and keep available, either in its treasury or out of its authorized but unissued shares of Stock, the full number of shares subject to the Option from time to time.

     3.7. AGREEMENT SUBJECT TO THE PLAN. This Agreement is subject to the ----------------------------- provisions of the Plan, and shall be interpreted in accordance therewith. The Optionee hereby acknowledges receipt of a copy of the Plan.

     4.   MISCELLANEOUS PROVISIONS.
          ------------------------

     4.1. MEANING OF CERTAIN TERMS. As used herein,the term "Legal ------------------------ Representative" shall include an executor, administrator, legal representative, guardian or


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similar person and the term "Permitted  Transferee" shall include any transferee
(i) pursuant to a transfer permitted under Section 3.1 hereof or (ii) designated pursuant to beneficiary designation procedures approved by the Company.

     4.2. SUCCESSORS. This Agreement shall be binding upon and inure to the ---------- benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.


     4.3. NOTICES.  All notices,  requests or other  communications
          ------- provided  for in  this  Agreement  shall  be  made, if to the Company, to the Corporate Secretary at The ServiceMaster Company, One ServiceMaster Way, Downers Grove, IL 60515, and if to the Optionee,
to the  address  of the  Optionee contained  in  the   Company's   records.
All   notices,   requests  or  other communications  provided for in this
Agreement  shall be made in writing either (a) by personal delivery,
(b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto,
(d) by express courier service or (e) electronic mail delivery system.
The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission or upon receipt by the party entitled thereto if by United States mail, express courier service or return receipt of electronic mail delivery system; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

     4.4. GOVERNING LAW. This Agreement, the Option and all determinations -------------- made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of law.



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